Expedia Group Reports Fourth Quarter and Full Year 2022 Results
SEATTLE, WA – February 9, 2023 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the fourth quarter and full year ended December 31, 2022.

Key Highlights
•Record full year and fourth quarter lodging bookings and lodging revenue.
•Significant earnings growth with full year GAAP net income of $352 million, compared to a net loss of $269 million in 2021. Full year adjusted net income up over 300% versus 2021 and record Adjusted EBITDA of over $2.3 billion.
•Full year free cash flow grew to $2.8 billion, over 70% higher than 2019.
•Reduced debt by $2.2 billion during 2022, resulting in a significant reduction in leverage.
•Repurchased 5.2 million shares for approximately $500 million for the year and approximately $350 million in shares in the fourth quarter 2022.

“We were pleased that we were able to deliver our most profitable year in 2022, despite the friction from transforming our business model and technology platform. While our Q4 results were negatively impacted by severe weather, demand was otherwise strong and accelerating, and has been markedly stronger since the start of the year,” said Peter Kern, Vice Chairman and CEO, Expedia Group. "We begin ‘23 with record app usage and member counts, led by Expedia US, the first of our brands to deploy new capabilities and marketing strategies. This year, we are excited to see these benefits accrue to more of our brands and geographies, driving further growth and margin expansion."

Financial Summary & Operating Metrics (In millions, except per share amounts) - Fourth Quarter 2022

	Expedia Group, Inc.
Metric	Q4 2022	Q4 2021	Δ Y/Y
Booked room nights	70.8	59.7	19%
Stayed room nights	74.6	62.9	19%
Gross bookings	$20,511	$17,463	17%
Revenue	$2,618	$2,279	15%
Operating income	$128	$163	(21)%
Net income attributable to Expedia Group common stockholders	$177	$276	(36)%
Diluted earnings per share	$1.11	$1.70	(35)%
Adjusted EBITDA(1)	$449	$479	(6)%
Adjusted net income(1)	$196	$167	17%
Adjusted EPS(1)	$1.26	$1.06	19%
Net cash provided by (used in) operating activities	$(182)	$285	NM
Free cash flow(1)	$(359)	$142	NM

(1) See Definitions of Non-GAAP Measures and reconciliations of GAAP to non-GAAP measures beginning on page 13.

Financial Summary & Operating Metrics (In millions, except per share amounts) - Full Year 2022

	Expedia Group, Inc.
Metric	2022	2021	Δ Y/Y
Booked room nights	312.0	247.5	26%
Stayed room nights	303.4	234.4	29%
Gross bookings	$95,049	$72,425	31%
Revenue	$11,667	$8,598	36%
Operating income	$1,085	$186	484%
Net income (loss) attributable to Expedia Group common stockholders	$352	$(269)	NM
Diluted earnings (loss) per share	$2.17	$(1.80)	NM
Adjusted EBITDA(1)	$2,349	$1,477	59%
Adjusted net income(1)	$1,072	$257	316%
Adjusted EPS(1)	$6.79	$1.65	312%
Net cash provided by operating activities	$3,440	$3,748	(8)%
Free cash flow(1)	$2,778	$3,075	(10)%

(1)See Definitions of Non-GAAP Measures and reconciliations of GAAP to non-GAAP measures beginning on page 13.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™ and Expedia® Cruises™. Results include the related international points of sale for all brands. In April 2021, we completed the sale of Classic Vacations®, and in November 2021 we completed the sale of Egencia®, which are included in results through the date of their respective sales. All amounts shown are in U.S. dollars.

Gross Bookings & Revenue
Gross Bookings & Revenue by Segment ($ millions)

	Gross Bookings
	Fourth Quarter			Full Year
	2022	2021	Δ%	2022	2021	Δ%
Gross Bookings	$20,511	$17,463	17%	$95,049	$72,425	31%

	Revenue
	Fourth Quarter			Full Year
	2022	2021	Δ%	2022	2021	Δ%
Retail	$1,874	$1,730	8%	$8,741	$6,821	28%
B2B	676	481	41%	2,546	1,460	74%
Expedia Group (excluding trivago)	$2,550	$2,211	15%	$11,287	$8,281	36%
trivago	106	99	7%	561	423	33%
Intercompany eliminations	(38)	(31)	24%	(181)	(106)	71%
Total	$2,618	$2,279	15%	$11,667	$8,598	36%

For the fourth quarter of 2022, total gross bookings increased 17%, compared to the fourth quarter of 2021, as gross bookings for lodging and air grew. Total revenue increased 15%, compared to the fourth quarter of 2021, driven by growth across the company.

Product & Services Detail
Revenue by Service Type ($ millions)

	Fourth Quarter			Full Year
	2022	2021	Δ%	2022	2021	Δ%
Lodging	$2,014	$1,713	18%	$8,905	$6,449	38%
Air	93	65	44%	362	254	43%
Advertising and media	176	152	15%	777	603	29%
Other	335	349	(4)%	1,623	1,292	25%
Total	$2,618	$2,279	15%	$11,667	$8,598	36%

As a percentage of total revenue in the fourth quarter of 2022, lodging accounted for 77%, advertising and media accounted for 7%, air accounted for 4%, and all other revenues accounted for the remaining 12%.
Lodging revenue increased 18% in the fourth quarter of 2022, compared to the fourth quarter of 2021, driven by a significant increase of 19% in room nights stayed and average daily rate ("ADR") growth of 3%.
Air revenue increased 44% in the fourth quarter of 2022, compared to the fourth quarter of 2021, driven by an increase of 47% in revenue per ticket.

Advertising and media revenue increased 15% in the fourth quarter of 2022, compared to the fourth quarter of 2021, due to growth in Expedia Group Media Solutions.

Other revenue decreased in the fourth quarter of 2022, compared to the fourth quarter of 2021, due to declines in car revenue.

Costs and Expenses ($ millions)

	Costs and Expenses			As a % of Revenue
	Fourth Quarter			Fourth Quarter
	2022	2021	Δ%	2022	2021	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$412	$395	4%	15.7%	17.3%	(158)
Selling and marketing - direct	1,199	878	37%	45.8%	38.5%	726
Selling and marketing - indirect	177	166	6%	6.8%	7.3%	(53)
Selling and marketing	1,376	1,044	32%	52.6%	45.8%	673
Technology and content	317	274	16%	12.1%	12.0%	11
General and administrative	186	183	1%	7.1%	8.0%	(96)
Total GAAP costs and expenses	$2,291	$1,896	21%	87.5%	83.2%	429

Adjusted Expenses - Expedia Group
Cost of revenue*	$408	$390	5%	15.6%	17.1%	(154)
Selling and marketing - direct	1,199	878	37%	45.8%	38.5%	726
Selling and marketing - indirect*	160	148	8%	6.1%	6.5%	(39)
Selling and marketing*	1,359	1,026	32%	51.9%	45.0%	687
Technology and content*	288	248	17%	11.0%	10.8%	17
General and administrative*	142	133	6%	5.4%	5.9%	(45)
Total adjusted costs and expenses	$2,197	$1,797	22%	83.9%	78.9%	504

Total overhead expenses**	590	529	12%	22.5%	23.2%	(68)

Adjusted Expenses - Expedia Group (excluding trivago)***
Cost of revenue*	$404	$387	5%	15.8%	17.5%	(164)
Selling and marketing*	1,335	1,001	33%	52.3%	45.3%	706
Technology and content*	277	236	18%	10.9%	10.6%	24
General and administrative*	135	125	7%	5.3%	5.7%	(43)
Total adjusted costs and expenses excluding trivago	$2,151	$1,749	23%	84.3%	79.1%	524
Note: Some numbers may not add due to rounding.
*Adjusted expenses are non-GAAP measures. See pages 13-20 herein for a description and reconciliation to the corresponding GAAP measures.
**Total overhead expenses is the sum of adjusted expenses for Selling and marketing - indirect, Technology and content, and General and administrative.
***Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Cost of Revenue
•For the fourth quarter of 2022, total GAAP and adjusted cost of revenue increased 4% and 5% respectively, primarily due to an increase in merchant fees as well as cloud costs.
Selling and Marketing
•For the fourth quarter of 2022, total GAAP and adjusted selling and marketing expense both increased 32% primarily driven by a $321 million increase in direct costs primarily due to an increase in B2B partner commissions and increased spend in Retail marketing channels. Total GAAP and adjusted indirect marketing expenses increased 6% and 8%, respectively.
Technology and Content
•For the fourth quarter of 2022, total GAAP and adjusted technology and content expense increased 16% and 17%, respectively, primarily due to an increase in personnel and related costs as a result of the increase in headcount.

General and Administrative
•For the fourth quarter of 2022, total GAAP and adjusted general and administrative expense increased 1% and 6%, respectively. The increase in the adjusted figure was driven primarily by an increase in personnel costs related to increase in headcount while the GAAP figure was tempered by a reduction in stock-based compensation.

	Costs and Expenses			As a % of Revenue
	Full Year			Full Year
	2022	2021	Δ%	2022	2021	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$1,657	$1,522	9%	14.2%	17.7%	(349)
Selling and marketing - direct	5,428	3,499	55%	46.5%	40.7%	583
Selling and marketing - indirect	672	722	(7)%	5.8%	8.4%	(264)
Selling and marketing	6,100	4,221	45%	52.3%	49.1%	319
Technology and content	1,181	1,074	10%	10.1%	12.5%	(237)
General and administrative	748	705	6%	6.4%	8.2%	(180)
Total GAAP costs and expenses	$9,686	$7,522	29%	83.0%	87.5%	(447)

Adjusted Expenses - Expedia Group
Cost of revenue*	$1,643	$1,500	10%	14.1%	17.4%	(336)
Selling and marketing - direct	5,428	3,499	55%	46.5%	40.7%	583
Selling and marketing - indirect*	605	626	(3)%	5.2%	7.3%	(209)
Selling and marketing*	6,033	4,125	46%	51.7%	48.0%	374
Technology and content*	1,070	957	12%	9.2%	11.1%	(195)
General and administrative*	566	522	8%	4.8%	6.1%	(124)
Total adjusted costs and expenses	$9,312	$7,104	31%	79.8%	82.6%	(282)

Total overhead expenses**	2,241	2,105	6%	19.2%	24.5%	(529)

Adjusted Expenses - Expedia Group (excluding trivago)***
Cost of revenue*	$1,626	$1,484	10%	14.4%	17.9%	(350)
Selling and marketing*	5,861	3,942	49%	51.9%	47.6%	433
Technology and content*	1,023	908	13%	9.1%	11.0%	(190)
General and administrative*	536	493	8%	4.7%	6.0%	(123)
Total adjusted costs and expenses excluding trivago	$9,046	$6,827	33%	80.1%	82.4%	(230)
*Adjusted expenses are non-GAAP measures. See pages 13-20 herein for a description and reconciliation to the corresponding GAAP measures.
**Total overhead expenses is the sum of adjusted expenses for Selling and marketing - indirect, Technology and content, and General and administrative.
***Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'

Net Income (Loss) Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	Fourth Quarter			Full Year
	2022	2021	Δ%	2022	2021	Δ%
Retail	$411	$481	(15)%	$2,124	$1,782	19%
B2B	142	97	47%	599	110	445%
Unallocated overhead costs	(125)	(119)	5%	(487)	(454)	7%
Expedia Group (excluding trivago)	$428	$459	(7)%	$2,236	$1,438	55%
trivago(1)	21	20	11%	113	39	191%
Total Adjusted EBITDA	$449	$479	(6)%	$2,349	$1,477	59%

Net income (loss) attributable to Expedia Group common stockholders(2)	$177	$276	(36)%	$352	$(269)	NM
(1) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group. (2) Expedia Group does not calculate or report net income (loss) by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 13-20 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.
Depreciation and Amortization
Depreciation and amortization was flat in the fourth quarter of 2022 as compared to the fourth quarter of 2021.
Interest and Other
Consolidated interest income increased $23 million in the fourth quarter of 2022 as a result of higher rates of return. Consolidated interest expense decreased $24 million in the fourth quarter of 2022 primarily as a result of lower interest related to notes being extinguished in the first three quarters of 2022.

Consolidated other, net was a gain of $84 million in the fourth quarter of 2022 primarily driven by an increase in the market value of our minority equity investment in Global Business Travel Group.
Income Taxes
The GAAP effective tax rate was 4% and 36% in the fourth quarter and full year 2022, respectively compared to 16% and 140% in the prior year periods. The change in effective tax rate was primarily due to the change in pretax income.

The effective tax rate on pretax adjusted net income was 15% and 21% in the fourth quarter and full year 2022, respectively, compared to 22% and 16% in the prior year periods. The change in effective tax rate was primarily due to the change in pretax adjusted net income.

Balance Sheet, Cash Flows and Capitalization
For the three months ended December 31, 2022, consolidated net cash used in operating activities was $182 million. Consolidated free cash flow used totaled $359 million, a decline of $501 million compared to the prior year primarily due to a decrease in cash provided by operating activities, driven by changes in working capital.

Cash, cash equivalents and short-term investments totaled $4.1 billion at December 31, 2022 compared to $4.6 billion at September 30, 2022.

Restricted cash and cash equivalents, which primarily consist of traveler deposits for Vrbo bookings, was $1.8 billion at December 31, 2022 and at September 30, 2022. Prepaid expenses and other current assets was $774 million at December 31, 2022 compared to $799 million at September 30, 2022. Deferred merchant bookings totaled approximately $7.2 billion at December 31, 2022, including approximately $961 million in deferred loyalty rewards, compared to $7.5 billion at September 30, 2022, including approximately $915 million in deferred loyalty rewards.

At December 31, 2022, Expedia Group had stock-based awards outstanding representing approximately 11 million shares of Expedia Group common stock, consisting of options to purchase approximately 4 million common shares with a $135.93 weighted average exercise price and weighted average remaining life of 3.5 years, and approximately 7 million restricted stock units.

During the quarter ended December 31, 2022, Expedia Group repurchased approximately 3.7 million shares of Expedia Group common stock for an aggregate purchase price of $347 million excluding transaction costs (an average of $94.44 per share). As of December, 2022, there were approximately 18 million shares remaining under prior Board of Directors share repurchase authorizations.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021

Revenue	$2,618	$2,279	$11,667	$8,598
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	412	395	1,657	1,522
Selling and marketing (1)	1,376	1,044	6,100	4,221
Technology and content (1)	317	274	1,181	1,074
General and administrative (1)	186	183	748	705
Depreciation and amortization	199	199	792	814
Impairment of goodwill	—	14	—	14
Intangible and other long-term asset impairment	—	6	81	6
Legal reserves, occupancy tax and other	—	—	23	1
Restructuring and related reorganization charges	—	1	—	55
Operating income	128	163	1,085	186
Other income (expense):
Interest income	27	4	60	9
Interest expense	(60)	(84)	(277)	(351)
Gain (loss) on debt extinguishment, net	—	—	49	(280)
Gain on sale of business, net	4	401	6	456
Other, net	84	(13)	(385)	(58)
Total other income (expense), net	55	308	(547)	(224)
Income (loss) before income taxes	183	471	538	(38)
Provision for income taxes	(8)	(76)	(195)	53
Net income	175	395	343	15
Net (income) loss attributable to non-controlling interests	2	(9)	9	(3)
Net income attributable to Expedia Group, Inc.	177	386	352	12
Preferred stock dividend	—	(3)	—	(67)
Loss on redemption of preferred stock	—	(107)	—	(214)
Net income (loss) attributable to Expedia Group, Inc. common stockholders	$177	$276	$352	$(269)

Earnings (loss) per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$1.14	$1.80	$2.24	$(1.80)
Diluted	1.11	1.70	2.17	(1.80)
Shares used in computing earnings (loss) per share (000's):
Basic	155,404	153,537	156,672	149,734
Diluted	159,532	161,920	161,751	149,734

(1) Includes stock-based compensation as follows:
Cost of revenue	$4	$5	$14	$22
Selling and marketing	17	18	67	96
Technology and content	29	26	111	117
General and administrative	44	50	182	183

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	December 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,096	$4,111
Restricted cash and cash equivalents	1,755	1,694
Short-term investments	48	200
Accounts receivable, net of allowance of $40 and $65	2,078	1,264
Income taxes receivable	40	85
Prepaid expenses and other current assets	774	827
Total current assets	8,791	8,181
Property and equipment, net	2,210	2,180
Operating lease right-of-use assets	363	407
Long-term investments and other assets	1,184	1,450
Deferred income taxes	661	766
Intangible assets, net	1,209	1,393
Goodwill	7,143	7,171
TOTAL ASSETS	$21,561	$21,548

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,709	$1,333
Accounts payable, other	947	688
Deferred merchant bookings	7,151	5,688
Deferred revenue	163	166
Income taxes payable	21	16
Accrued expenses and other current liabilities	787	824
Current maturities of long-term debt	—	735
Total current liabilities	10,778	9,450
Long-term debt, excluding current maturities	6,240	7,715
Deferred income taxes	52	58
Operating lease liabilities	312	360
Other long-term liabilities	451	413
Commitments and contingencies
Stockholders’ equity:
Common stock: $.0001 par value; Authorized shares: 1,600,000	—	—
Shares issued: 278,264 and 274,661; Shares outstanding: 147,757 and 150,125
Class B common stock: $.0001 par value; Authorized shares: 400,000	—	—
Shares issued: 12,800 and 12,800; Shares outstanding: 5,523 and 5,523
Additional paid-in capital	14,795	14,229
Treasury stock - Common stock and Class B, at cost; Shares 137,783 and 131,813	(10,869)	(10,262)
Retained earnings (deficit)	(1,409)	(1,761)
Accumulated other comprehensive income (loss)	(234)	(149)
Total Expedia Group, Inc. stockholders’ equity	2,283	2,057
Non-redeemable non-controlling interests	1,445	1,495
Total stockholders’ equity	3,728	3,552
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,561	$21,548

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year ended December 31,
	2022	2021
Operating activities:
Net income	$343	$15
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	704	715
Amortization of stock-based compensation	374	418
Amortization of intangible assets	88	99
Impairment of goodwill, intangible and other long-term assets	81	20
Deferred income taxes	70	(145)
Foreign exchange loss on cash, restricted cash and short-term investments, net	128	105
Realized loss on foreign currency forwards, net	78	16
Loss on minority equity investments, net	345	29
(Gain) loss on debt extinguishment, net	(49)	280
Gain on sale of business, net	(6)	(456)
Provision for credit losses and other, net	23	32
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(838)	(721)
Prepaid expenses and other assets	55	(224)
Accounts payable, merchant	375	777
Accounts payable, other, accrued expenses and other liabilities	196	138
Tax payable/receivable, net	11	10
Deferred merchant bookings	1,464	2,642
Deferred revenue	(2)	(2)
Net cash provided by operating activities	3,440	3,748
Investing activities:
Capital expenditures, including internal-use software and website development	(662)	(673)
Purchases of investments	(60)	(201)
Sales and maturities of investments	205	23
Cash and restricted cash divested from sale of business, net of proceeds	4	(60)
Proceeds from initial exchange of cross-currency interest rate swaps	337	—
Payments for initial exchange of cross-currency interest rate swaps	(337)	—
Other, net	(67)	(20)
Net cash used in investing activities	(580)	(931)
Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	—	1,964
Payment of long-term debt	(2,141)	(1,706)
Debt extinguishment costs	(22)	(258)
Redemption of preferred stock	—	(1,236)
Purchases of treasury stock	(607)	(165)
Payment of dividends to preferred stockholders	—	(67)
Proceeds from exercise of equity awards and employee stock purchase plan	131	503
Other, net	15	(8)
Net cash used in financing activities	(2,624)	(973)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(190)	(177)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	46	1,667
Cash, cash equivalents and restricted cash and cash equivalents at beginning of year	5,805	4,138
Cash, cash equivalents and restricted cash and cash equivalents at end of year	$5,851	$5,805
Supplemental cash flow information
Cash paid for interest	$291	$342
Income tax payments, net	102	74

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2019				2020				2021				2022				Full Year		Y/Y Growth
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2021	2022	Q422	2022
Gross bookings by business model
Agency	$17,352	$16,112	$14,585	$11,956	$9,823	$1,363	$3,530	$3,405	$6,737	$10,362	$8,855	$8,325	$11,346	$12,773	$10,904	$9,469	$34,279	$44,492	14%	30%
Merchant	12,057	12,180	12,342	11,289	8,062	1,350	5,101	4,162	8,685	10,453	9,870	9,138	13,066	13,366	13,083	11,042	38,146	50,557	21%	33%
Total	$29,409	$28,292	$26,927	$23,245	$17,885	$2,713	$8,631	$7,567	$15,422	$20,815	$18,725	$17,463	$24,412	$26,139	$23,987	$20,511	$72,425	$95,049	17%	31%

Revenue by segment
Retail	$1,901	$2,333	$2,613	$1,961	$1,582	$463	$1,246	$702	$1,025	$1,715	$2,351	$1,730	$1,740	$2,420	$2,707	$1,874	$6,821	$8,741	8%	28%
B2B	556	657	731	635	485	68	203	186	184	305	490	481	432	650	788	676	1,460	2,546	41%	74%
Corporate (Bodybuilding.com)	—	—	24	34	39	20	—	—	—	—	—	—	—	—	—	—	—	—	NM	NM
Expedia Group (excluding trivago)	$2,457	$2,990	$3,368	$2,630	$2,106	$551	$1,449	$888	$1,209	$2,020	$2,841	$2,211	$2,172	$3,070	$3,495	$2,550	$8,281	$11,287	15%	36%
trivago	237	251	279	171	154	18	70	38	46	115	163	99	116	154	185	106	423	561	7%	33%
Intercompany eliminations	(85)	(88)	(89)	(54)	(51)	(3)	(15)	(6)	(9)	(24)	(42)	(31)	(39)	(43)	(61)	(38)	(106)	(181)	24%	71%
Total	$2,609	$3,153	$3,558	$2,747	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	$2,279	$2,249	$3,181	$3,619	$2,618	$8,598	$11,667	15%	36%

Revenue by geography
U.S. points of sale	$1,476	$1,838	$1,982	$1,573	$1,317	$463	$1,033	$698	$1,001	$1,736	$2,177	$1,655	$1,656	$2,208	$2,358	$1,717	$6,569	$7,939	4%	21%
Non-U.S. points of sale	1,133	1,315	1,576	1,174	892	103	471	222	245	375	785	624	593	973	1,261	901	2,029	3,728	44%	84%
Total	$2,609	$3,153	$3,558	$2,747	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	$2,279	$2,249	$3,181	$3,619	$2,618	$8,598	$11,667	15%	36%

Revenue by business model
Agency	$842	$1,047	$1,177	$816	$562	$105	$329	$271	$323	$573	$800	$611	$566	$808	$935	$685	$2,307	$2,994	12%	30%
Merchant	1,435	1,758	1,980	1,590	1,340	368	1,032	521	796	1,338	1,923	1,480	1,485	2,125	2,427	1,725	5,537	7,762	17%	40%
Advertising & media and other	332	348	401	341	307	93	143	128	127	200	239	188	198	248	257	208	754	911	10%	21%
Total	$2,609	$3,153	$3,558	$2,747	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	$2,279	$2,249	$3,181	$3,619	$2,618	$8,598	$11,667	15%	36%

Adjusted EBITDA by segment
Retail	$208	$561	$889	$513	$36	$(191)	$440	$13	$106	$316	$879	$481	$188	$582	$943	$411	$1,782	$2,124	(15)%	19%
B2B	79	135	155	101	32	(123)	(47)	(52)	(57)	(4)	74	97	80	156	221	142	110	599	47%	445%
Unallocated overhead costs	(135)	(148)	(144)	(165)	(143)	(106)	(96)	(117)	(103)	(116)	(116)	(119)	(120)	(123)	(119)	(125)	(454)	(487)	5%	7%
Expedia Group (excluding trivago)	$152	$548	$900	$449	$(75)	$(420)	$297	$(156)	$(54)	$196	$837	$459	$148	$615	$1,045	$428	$1,438	$2,236	(7)%	55%
trivago	24	20	12	29	(1)	(16)	7	(4)	(4)	5	18	20	25	33	34	21	39	113	11%	191%
Total	$176	$568	$912	$478	$(76)	$(436)	$304	$(160)	$(58)	$201	$855	$479	$173	$648	$1,079	$449	$1,477	$2,349	(6)%	59%

Net income (loss) attributable to Expedia Group common stockholders	$(103)	$183	$409	$76	$(1,301)	$(753)	$(221)	$(412)	$(606)	$(301)	$362	$276	$(122)	$(185)	$482	$177	$(269)	$352	(36)%	NM

	2019				2020				2021				2022				Full Year		Y/Y Growth
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2021	2022	Q422	2022
Worldwide lodging (merchant & agency)
Booked room nights	103.9	100.8	101.3	86.3	58.5	12.2	41.1	33.3	54.0	68.4	65.4	59.7	77.0	82.5	81.6	70.8	247.5	312.0
Booked room night growth	9%	10%	11%	9%	(44)%	(88)%	(59)%	(61)%	(8)%	462%	59%	79%	43%	21%	25%	19%	71%	26%
Booked ADR growth	(2)%	(1)%	—%	—%	(2)%	(14)%	2%	4%	34%	49%	21%	23%	4%	3%	5%	(1)%	28%	3%
Stayed room nights	80.8	100.1	116.5	91.6	69.4	19.2	48.8	36.1	37.1	56.6	77.8	62.9	56.5	79.1	93.2	74.6	234.4	303.4
Stayed room night growth	9%	12%	11%	11%	(14)%	(81)%	(58)%	(61)%	(47)%	196%	59%	74%	52%	40%	20%	19%	35%	29%
Stayed ADR growth	(1)%	—%	(1)%	—%	2%	1%	8%	2%	8%	21%	19%	23%	20%	9%	4%	3%	20%	7%
Revenue per night growth	(2)%	1%	—%	(1)%	6%	15%	14%	6%	10%	7%	17%	24%	17%	12%	5%	(1)%	18%	7%
Lodging revenue growth	7%	12%	11%	9%	(9)%	(78)%	(52)%	(58)%	(41)%	215%	87%	116%	78%	57%	25%	18%	59%	38%

Worldwide air (merchant & agency)
Tickets sold growth	11%	10%	8%	—%	(26)%	(85)%	(74)%	(69)%	(50)%	299%	132%	92%	48%	1%	(4)%	(2)%	43%	8%
Airfare growth	(1)%	1%	—%	1%	(5)%	(35)%	(36)%	(31)%	(26)%	30%	31%	32%	39%	35%	32%	22%	3%	30%
Revenue per ticket growth	(7)%	(7)%	(10)%	(9)%	(41)%	NM	(48)%	(35)%	(10)%	NM	(2)%	(12)%	1%	21%	69%	47%	69%	32%
Air revenue growth	3%	2%	(3)%	(8)%	(56)%	NM	(87)%	(80)%	(55)%	NM	128%	68%	50%	22%	61%	44%	141%	43%

Notes:
•All comparisons are against comparable period of prior year unless otherwise noted.
•Advertising & Media Revenue includes third-party revenue from trivago. All trivago revenue is classified as Non-U.S. point of sale.
•Corporate includes product revenue subsequent to our acquisition of Bodybuilding.com in July 2019 through its sale in May 2020.
•B2B includes Egencia through its sale in November 2021.
•Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers.

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Retail: The Retail segment, which consists of the aggregation of operating segments, provides a full range of travel and advertising services to our worldwide customers through a variety of consumer brands including: Expedia.com and Hotels.com in the United States, localized Expedia and Hotels.com websites throughout the world, Vrbo, Orbitz, Travelocity, Wotif Group, ebookers, Hotwire.com, and CarRentals.com.
B2B: The B2B segment is comprised of Expedia Partner Solutions, which operates private label and co-branded programs to make travel services available to leisure travelers though third-party company branded websites and Egencia through its sale on November 1, 2021.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Corporate: Includes unallocated corporate expenses as well as Bodybuilding.com subsequent to our acquisition in July 2019 through its sale in May 2020.
Lodging Metrics: Reported on a stayed and book basis. Lodging consists of both merchant and agency model hotel and alternative accommodations.
Room Nights Stayed: Room nights stayed represent stayed hotel room nights and include property nights for our Retail reportable segment and stayed hotel room nights for our B2B reportable segment. Stayed hotel room nights include both merchant and agency hotel stays. Property nights, which are related to our alternative accommodation business, are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Room Nights Booked: Room nights booked represent booked hotel room nights and include property nights for our Retail reportable segment and booked hotel room nights for our B2B reportable segment. Booked hotel room nights include both merchant and agency hotel stays. Property nights are related to our alternative accommodation business.
Air Metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;

(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax:
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments;
(5) certain other items, including restructuring charges;
(6) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
Adjusted Net Income (Loss) includes preferred share dividends. We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which, when applicable, include dilution from our convertible debt instruments per the treasury stock method for Adjusted EPS. The treasury stock method assumes we would elect to settle the principal amount of the debt for cash and the conversion premium for shares. If the conversion prices for such instruments exceed our average stock price for the period, the instruments generally would have no impact to adjusted weighted average shares outstanding. This differs from the GAAP method for dilution from our convertible debt instruments, which include them on an if-converted method. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia Group excludes stock-based compensation from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

In addition, we evaluate certain operating and financial measures, including revenue growth, on both an as-reported and excluding the impact of foreign exchange, FX neutral, basis. FX neutral results are among the primary metrics by which management evaluates the performance of the business and management believes that investors should have access to the same set of tools that management uses to analyze our results. We estimate FX neutral revenue growth by (i) excluding the FX impacts resulting from the time period between a transaction's booking date and revenue recognition date for both the current and prior year periods, and (ii) converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period exchange rates rather than the current-year period exchange rates.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended December 31, 2022
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$260	$114	$20	$(266)	$128
Realized gain (loss) on revenue hedges	23	5	—	—	28
Stock-based compensation	—	—	—	94	94
Amortization of intangible assets	—	—	—	22	22
Depreciation	128	23	1	25	177
Adjusted EBITDA(1)	$411	$142	$21	$(125)	$449

	Three months ended December 31, 2021
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$358	$73	$18	$(286)	$163
Realized gain (loss) on revenue hedges	(3)	—	—	—	(3)
Restructuring and related reorganization charges	—	—	—	1	1
Stock-based compensation	—	—	—	99	99
Impairment of goodwill	—	—	—	14	14
Intangible and other long-term asset impairment	—	—	—	6	6
Amortization of intangible assets	—	—	—	22	22
Depreciation	126	24	2	25	177
Adjusted EBITDA(1)	$481	$97	$20	$(119)	$479

	Year ended December 31, 2022
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$1,617	$518	$105	$(1,155)	$1,085
Realized gain (loss) on revenue hedges	(2)	(4)	—	—	(6)
Legal reserves, occupancy tax and other	—	—	—	23	23
Stock-based compensation	—	—	—	374	374
Intangible and other long-term asset impairment	—	—	—	81	81
Amortization of intangible assets	—	—	—	88	88
Depreciation	509	85	8	102	704
Adjusted EBITDA(1)	$2,124	$599	$113	$(487)	$2,349

	Year ended December 31, 2021
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$1,277	$8	$29	$(1,128)	$186
Realized gain (loss) on revenue hedges	(17)	—	—	—	(17)
Restructuring and related reorganization charges	—	—	—	55	55
Legal reserves, occupancy tax and other	—	—	—	1	1
Stock-based compensation	—	—	—	418	418
Impairment of goodwill	—	—	—	14	14
Intangible and other long-term asset impairment	—	—	—	6	6
Amortization of intangible assets	—	—	—	99	99
Depreciation	522	102	10	81	715
Adjusted EBITDA(1)	$1,782	$110	$39	$(454)	$1,477
(1) Adjusted EBITDA for our Retail and B2B segments includes allocations of certain expenses, primarily cost of revenue and facilities, the total costs of our global travel supply organizations, the majority of platform and marketplace technology costs, and the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, certain information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(In millions)
Net income attributable to Expedia Group, Inc.	$177	$386	$352	$12
Net income (loss) attributable to non-controlling interests	(2)	9	(9)	3
Provision for income taxes	8	76	195	(53)
Total other (income) expense, net	(55)	(308)	547	224
Operating income	128	163	1,085	186
Gain (loss) on revenue hedges related to revenue recognized	28	(3)	(6)	(17)
Restructuring and related reorganization charges	—	1	—	55
Legal reserves, occupancy tax and other	—	—	23	1
Stock-based compensation	94	99	374	418
Depreciation and amortization	199	199	792	814
Impairment of goodwill	—	14	—	14
Intangible and other long-term asset impairment	—	6	81	6
Adjusted EBITDA	$449	$479	$2,349	$1,477
Net income margin(1)	6.8%	16.9%	3.0%	0.1%
Adjusted EBITDA margin(1)	17.2%	21.0%	20.1%	17.2%
(1) Net income and Adjusted EBITDA margins represent net income attributable to Expedia Group, Inc. or Adjusted EBITDA divided by revenue.

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(In millions, except share and per share data)
Net income attributable to Expedia Group, Inc.	$177	$386	$352	$12
Less: Net (income) loss attributable to non-controlling interests	2	(9)	9	(3)
Less: Provision for income taxes	(8)	(76)	(195)	53
Income (loss) before income taxes	183	471	538	(38)
Amortization of intangible assets	22	22	88	99
Stock-based compensation	94	99	374	418
Legal reserves, occupancy tax and other	—	—	23	1
Restructuring and related reorganization charges	—	1	—	55
Impairment of goodwill	—	14	—	14
Intangible and other long-term asset impairment	—	6	81	6
Unrealized (gain) loss on revenue hedges	12	—	(3)	(5)
(Gain) loss on minority equity investments, net	(78)	22	345	29
(Gain) loss on debt extinguishment, net	—	—	(49)	280
Gain on sale of business, net	(4)	(401)	(6)	(456)
Adjusted income before income taxes	229	234	1,391	403

GAAP Provision for income taxes	(8)	(76)	(195)	53
Provision for income taxes for adjustments	(26)	25	(100)	(119)
Total Adjusted provision for income taxes	(34)	(51)	(295)	(66)
Total Adjusted income tax rate	14.8%	22.0%	21.2%	16.4%

Non-controlling interests	1	(13)	(24)	(13)
Preferred stock dividend	—	(3)	—	(67)
Adjusted net income attributable to Expedia Group, Inc.	$196	$167	$1,072	$257

GAAP diluted weighted average shares outstanding (000's)	159,532	161,920	161,751	149,734
Adjustment to dilutive securities (000's)	(3,921)	(3,921)	(3,921)	6,587
Adjusted weighted average shares outstanding (000's)	155,611	157,999	157,830	156,321

Diluted earnings (loss) per share	$1.11	$1.70	$2.17	$(1.80)
Adjusted earnings per share attributable to Expedia Group, Inc.	$1.26	$1.06	$6.79	$1.65

Ex-trivago Adjusted Net Income and Adjusted EPS
Adjusted net income attributable to Expedia Group, Inc.	$196	$167	$1,072	$257
Less: Adjusted net income attributable to trivago	3	15	49	18
Adjusted net income excluding trivago	$193	$152	$1,023	$239

Adjusted earnings per share attributable to Expedia Group, Inc.	$1.26	$1.06	$6.79	$1.65
Less: Adjusted earnings per share attributable to trivago	0.02	0.10	0.31	0.12
Adjusted earnings per share excluding trivago	$1.24	$0.96	$6.48	$1.53

Free Cash Flow

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(In millions)
Net cash provided by (used in) operating activities	$(182)	$285	$3,440	$3,748
Headquarters capital expenditures	—	—	—	(23)
Non-headquarters capital expenditures	(177)	(143)	(662)	(650)
Less: Total capital expenditures	(177)	(143)	(662)	(673)
Free cash flow	$(359)	$142	$2,778	$3,075

Adjusted Expenses (Cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(In millions)
Cost of revenue	$412	$395	$1,657	$1,522
Less: stock-based compensation	4	5	14	22
Adjusted cost of revenue	$408	$390	$1,643	$1,500
Less: trivago cost of revenue(1)	4	3	17	16
Adjusted cost of revenue excluding trivago	$404	$387	$1,626	$1,484

Selling and marketing expense	$1,376	$1,044	$6,100	$4,221
Less: stock-based compensation	17	18	67	96
Adjusted selling and marketing expense	$1,359	$1,026	$6,033	$4,125
Less: trivago selling and marketing expense(1)(2)	24	25	172	183
Adjusted selling and marketing expense excluding trivago	$1,335	$1,001	$5,861	$3,942

Technology and content expense	$317	$274	$1,181	$1,074
Less: stock-based compensation	29	26	111	117
Adjusted technology and content expense	$288	$248	$1,070	$957
Less: trivago technology and content expense(1)	11	12	47	49
Adjusted technology and content expense excluding trivago	$277	$236	$1,023	$908

General and administrative expense	$186	$183	$748	$705
Less: stock-based compensation	44	50	182	183
Adjusted general and administrative expense	$142	$133	$566	$522
Less: trivago general and administrative expense(1)	7	8	30	29
Adjusted general and administrative expense excluding trivago	$135	$125	$536	$493
 Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Retail spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss fourth quarter 2022 financial results and certain forward-looking information on Thursday, February 9, 2023 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q, which are available on our investor relations website at ir.expediagroup.com and on the SEC website at www.sec.gov. All information provided in this release is as of February 9, 2023. Undue reliance should not be placed on forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
About Expedia Group
Expedia Group, Inc. (NASDAQ: EXPE) companies power travel for everyone, everywhere through our global platform. Driven by the core belief that travel is a force for good, we help people experience the world in new ways and build lasting connections. We provide industry-leading technology solutions to fuel partner growth and success, while facilitating memorable experiences for travelers. Our organization is made up of three pillars: Expedia Product and Technology, focused on the group’s product and technical strategy and offerings; Expedia Brands, housing all our consumer brands; and Expedia for Business, consisting of business-to-business solutions and relationships throughout the travel ecosystem. The Expedia Group family of brands includes: Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, trivago®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™, and Expedia Cruises™.
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